EXHIBIT 10.6

                             SUBSCRIPTION AGREEMENT




                                     ISSUER:

                                  Centrex Inc.

The undersigned subscriber ("Subscriber") hereby subscribes to and agrees to purchase 100,000 Shares of Centrex Inc. Preferred Convertible Stock at $0.50 per share for a total of $50,000. The Subscriber is further purchasing 400,000 restricted shares of Emergency Filtration Products at a price of $0.119 per share for a total of $47,354.04.

1. Class of Stock. The subscriber is purchasing Preferred Convertible Shares of Centrex Inc. The 100,000 Shares issued above are the only issued and outstanding preferred shares of Centrex. These shares are to convert into 15% of Centrex Common Stock on a fully diluted basis as of January 1, 2004.

2.   Conversion Rights.

     2.1 General:
     The subscriber shall have the right to convert these preferred shares on January 1, 2004 and such right may be accelerated under certain conditions. The subscriber must convert all shares at one time. The conversion of all shares of preferred stock shall equal 15% of the issued and outstanding Common Stock on a fully diluted basis after allowing for the exercise of all derivatives that exist at the time of conversion. The Conversion will be subject to the fulfillment of the contingencies set forth below

     |X|  Continued support of the Company through at least April 2003.
     |X| Completion of a revised Centrex Company Overview presentation for presentation to investors
     |X| Completion of a preliminary Operating Plan financial model to support activites with investors

     2.2  Conversion Acceleration:
     Conversion of preferred shares to common shares will take place on January 1, 2004, however, Subscriber has the right to accelerate such conversion prior to January 1, 2004 if any one of the following conditions are met or occur:

     |X| The Company experiences a Change Of Control of more than 20% voting control exluding capital raised intentionally by bankers retained by the Company to do so.
     |X| Removal of Thomas Coughlin from either the CEO or Centrex Board for any reason.
     |X|  The appointment of any new Centrex Board members.
     |X|  The official appointment of Jack J. Luchese as CEO or Centrex
     |X| A cumulative capital raise of $2 million in cash from Effective Date. |X| Any tender offer or takeover over received in writing or publicly announced.
     |X|  The partnering of any of the technology to a third party.
     |X|  Any key vote by shareholders that require majority approval.


3. Transfer of Preferred Shares. These Preferred shares shall be delivered to the Subscriber within five working days of the Subscriber's written demand.



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4.   Common  Stock  Option.  Due to time  restraints  the  parties are unable to ascertain the tax ramifications of the sale of the Preferred Shares. Therefore, if the sale of the Preferred Shares has an unintened taxable consequence the Subscriber shall have the right to purchase restricted shares of Centrex Common Stock at a per share price equal to the lowest private placement sale of the 2003 calander year.

5. Anti-Dilution. It is the intent of the parties that the Subscriber own fifteen percent of the Common Stock of the Company on a fully diluted basis after all additional issuances between now and January 1, 2004.

6. Voting Rights. The Preferred shares shall have identical voting rights to the Common Stock. One share of Preferred shall equal one share of Common Stock.

7. Employment Agreement. This Subscription Agreement shall be subject to the terms and conditions of the Amended Employment Agreement dated March 25, 2003 and the fee waiver dated March 25, 2003. The Amended Employment Agreement is attached and made apart hereof as exhibit "B", The Fee Waiver Agreement is attached and made apart hereof as exhibit "C".

8. Additional Risk Factors. The Risk Factors for Centrex include its auditor's doubt that it can continue as a going concern. Other risk factors related to Centrex Common Stock are set forth in its most recent SB-2 filing dated December 9, 2002. Additional risks since then include:

     Overall Company:

     |X| Centrex is currently two months in arrears in payment of a research contract for its only significant asset which is the license with Los Alamos. A slowdown or, even worse, the termination of the license would eliminate the only tangible asset of the Company.
     |X| The Company has no cash and cannot sustain itself without additional funding. It is behind in payments with a number of vendors and may suffer from the shut down of some services as a result of non-payment.

     The Preferred shares have the following additional risks.

     |X|  There is no market for the Preferred Shares
     |X| The Preferred Shares are not registered under the Securities Exchange Act of 1934
     |X|  That it is likely  that you will be unable  to  resell  the  Preferred
          Shares
     |X| That the conversion of the Preferred Shares into Common Stock is dependent upon several contingencies. Thus you may never be able to convert these shares into Common Stock.
     |X| The sole value of the Preferred Shares is based upon their conversion to Common Stock.
     |X| That if you are unable to convert the shares of Preferred Stock you will lose your entire investment.
     |X| Even if you are able to convert the Preferred Shares into Common Stock you still may lose your entire investment.

8. Transfer of EMFP Shares. As additional consideration Centrex Inc. will transfer and assign all right title and interest to four hundred thousand (400,000) shares of Emergency Filtrations Products, Inc.'s Restricted Common Stock to the Subscriber. Centrex further transfers and assigns all right title and interest to all rights conveyed to Centrex in the EMFP/Centrex Letter of Intent, which is attached and made apart hereof as exhibit "B".

9.   Conversion:

     Conversion of preferred shares to common shares will take place on January 1, 2004 or sooner if any one of the following conditions are met or occur:
     |X| The Company experiences a Change Of Control of more than 20% voting control exluding capital raised intentionally by bankers retained by the Company to do so. |X| Removal of Thomas Coughlin from either the CEO or Centrex Board for any reason. |X| The official appointment of Jack J. Luchese as CEO or Centrex |X| A cumulative capital raise of $2 million in cash from Effective Date. |X| Any tender offer or takeover over received in writing or publicly announced. |X| The partnering of any of the technology to a third party. |X| Any key vote by shareholders that require majority approval.

10. General Information Concerning the Company and the Offering. Subscriber has received information about the company and has received answers to all questions pertaining to operations and the financial condition of the company.

11. Tax Review: This transaction is subject to a tax review by the Subscriber's CPA or designated tax professional.. It is the intent of the parties that the Subscriber have the option to purchase Centrex Restricted Common Stock as set forth above to avoid an unintentional taxable consequence.

12.  Status of Investor. (Check all that apply)

     Accredited Investor

     Subscriber is an "accredited investor" as defined by SEC Rule 501(a), by reason of being (check one):

     |x| A natural person who has a net worth (together with my spouse) of more than $1,000,000; or

     |_| A natural person who had income in excess of $200,000 ($300,000 jointly with my spouse) in each of the last two (2) years and a reasonable expectation of earning the same income level this year; or

     |_|  As otherwise specified in SEC Rule 501(a).

     Non-Accredited Investor

     |_|  Subscriber does not meet the requirements as an accredited investor.

13. Subscriber's Investment Experience. Subscriber represents and warrants to the Company that:

     (A) Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the shares; and

     (B) Subscriber is able to bear the economic risk of the investment in the shares, including the risk of a total loss of the investment in the shares.

14. Subscriber's Investment Representations. Subscriber represents and warrants to the Company that:

     (A) The acquisition of the shares by Subscriber is for Subscriber's own account and is for investment; and

     (B) Subscriber has no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares; and

     (C) All information that Subscriber has supplied to the Company in connection with Subscriber's subscription to purchase the shares is true and correct.

15. Subscriber's Understanding Concerning the Company. Subscriber represents and warrants to the Company that:

     (A) Subscriber understands that an investment in the shares involves a very high degree of risk; and

     (B) Subscriber acknowledges that the Company is a development stage company having been incorporated on October 6, 1998, and that the Company has little prior business or financial experience; and

     (C) Subscriber has conducted all investigations and due diligence concerning the Company and the shares which Subscriber deems appropriate, and Subscriber has found all such information obtained fully acceptable; and

     (D) Subscriber is knowledgeable about the prospects, business, financial condition and operations of the Company; and

     (E) Subscriber has had an opportunity to ask questions of the officers and directors of the Company concerning the shares and the business and financial condition of and prospects for the Company, and the officers and directors of the Company have adequately answered all questions asked and made all relevant information available to Subscriber, including all relevant books and records of the Company; and

     (F) Subscriber understands that no market exists for the shares and that there can be no assurance that a market will exist in the near future, or at all.

16. Compliance with Securities Laws. Subscriber understands and agrees that the following restrictions and limitations are applicable to the purchase, resale and distribution of the common stock pursuant to applicable securities laws:

     (A) Subscriber is aware that Subscriber must bear the full economic risk of an investment in the Company for an indefinite period of time, because the common stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state; and, therefore, the common stock cannot be sold, pledged, transferred or otherwise disposed of unless registered under applicable securities laws or an exemption from registration is available. Subscriber further understands that only the Company can take action to register the common stock and the cost of registration is prohibitive; and

     (B) A legend will be placed on the certificates representing the common stock in substantially the following form:

                            NOTICE OF TRANSFER RESTRICTIONS

          The shares evidenced by this certificate have been acquired for investment only and have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. Without such registration, the shares may not be sold, transferred, pledged or otherwise disposed of, except upon receipt by the Company of an opinion of counsel satisfactory to the Company that registration is not required.

     (C) Stop transfer instructions have been placed in the Company's transfer records with respect to the common stock to insure that any transfer or disposition thereof is in full compliance with applicable law. Subscriber agrees that the Company may delay transfer or impose other restrictions on the transfer if the Company is not insured that the transfer is lawful.

17. Indemnification. Subscriber agrees that the Company has relied on the accuracy of the statements of Subscriber set forth herein and otherwise. Subscriber agrees to defend and indemnify the Company and its officers, directors, controlling persons, representatives, accountants, attorneys and agents and to hold all and each of them harmless from and against any and all losses, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees and expenses, which they or any of them incurs by reason of any alleged misrepresentation made by or on behalf of Subscriber, any alleged breach by Subscriber of the representations and warranties made by Subscriber herein, any alleged failure by Subscriber to fulfill any of the covenants and agreements of Subscriber set forth herein and any alleged violation of applicable securities law by Subscriber.

18. Survival. All representations, warranties and covenants contained in this Subscription Agreement, including without limitation, the indemnification provisions hereof, shall survive the acceptance by the Company of this Subscription Agreement and the delivery of the common stock to Subscriber. Subscriber acknowledges and agrees that this Subscription Agreement shall survive the death or disability of Subscriber.

19. Applicable Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

SUBSCRIBER

This Subscription Agreement has been executed by Subscriber effective March 25, 2003. Please make check payable to: "Centrex, Inc."





                            FOR INDIVIDUALS                                      FOR CORPORATE & OTHER

Signature(s):     /s/ Jack Luchese 3/25/03                  Signature:
                  ------------------------------------                   --------------------------------------
                                                            By:
                  ------------------------------------                   --------------------------------------
                   (Second signature if Shares held                             (Print name and title)
                               jointly)

                  Please Register Shares as Follows:                      Please Register Shares as Follows:

Name:             Jack J. Luchese                           Name:
                  ------------------------------------                   --------------------------------------

                  ------------------------------------                   --------------------------------------
Address:          XXXXXXXXXXXXXXXXXXXX                      Address:
                  ------------------------------------                   --------------------------------------

                  ------------------------------------                   --------------------------------------
City/State:       XXXXXXXXXXXXXXX                           City/State:
                  ------------------------------------                   --------------------------------------
Zipcode:          XXXXX                                     Zipcode:
                  ------------------------------------                   --------------------------------------
Phone             XXXXXXXXXXXX                              Phone
                  ------------------------------------                   --------------------------------------
Fax:              XXXXXXXXXXXX                              Fax:
                  ------------------------------------                   --------------------------------------
SSN #:            XXXXXXXXXXX                               Tax ID #:
                  ------------------------------------                   --------------------------------------



If Shares are jointly held, please check one:

[  ] Joint Tenants with Right of Survivorship             [  ] Tenants in Common

                         MAIL SUBSCRIPTION AND CHECK TO:
                                  Centrex, Inc.



--------------------------------------------------------------------------------


Agreed and accepted, effective March 25, 2003.

Centrex, Inc.




By:  /s/ Thomas R. Coughlin, Jr.
     ---------------------------
      Thomas Coughlin Jr.